EXHIBIT 10.13

BMI®
http://www.bmi.com	WEB SITE
MUSIC PERFORMANCE AGREEMENT

AGREEMENT, made on June 30, 2005, by and between BROADCAST MUSIC, INC. (“BMI” or “we”), a New York corporation with its principal offices at 320 West 57th Street, New York, New York 10019 and SAVAGE BEAST TECHNOLOGIES, INC. (“LICENSEE” or “you”), a California (State)

(check one)	X corporation

partnership

limited liability company

individual d/b/a

with its principal offices at 360 22nd Street, Suite 390, Oakland, CA 94612, for the public performance of BMI music on the LICENSEE’s Web site located at http://www.pandora.com (the “Agreement”).

IT IS HEREBY AGREED AS FOLLOWS:

1. TERM: This Agreement begins on July 18th, 2005 (launch date), continues through the end of December of 2007, and automatically renews on a calendar year-to-year basis thereafter until it is terminated (“Term”).

2. DEFINITIONS:

As used in this Agreement, the following terms have the following meanings:

A. “Gross Revenue” means all revenue generated in connection with the Web Site by you, or by anyone acting on your behalf, for or from: (i) access to or use of all or any part(s) of the Web Site (e.g., subscription fees, online time, and other transactional charges); and (ii) advertising (e.g., banners, in-streams ads, hotlinks) on, or sponsorship of, all or any part(s) of the Web Site, including revenue from third parties for including their programming on your web site, commissions from third parties on transactions, and the fair market value of any thing or service in lieu of cash considerations (i.e., trade and barter). Gross Revenue includes revenue from the sale of proprietary software used to access all or any part(s) of the Web Site, but only to the extent that you, or someone acting on your behalf, package(s) or include(s) access to or use of the Web Site with the license for the software. Gross Revenue also includes any donations that you, or someone acting on your behalf, receive(s) in connection with the Web Site. Gross Revenue does not include revenue from the direct sale of physical goods, or revenue generated solely in connection with any web site hosting or stream hosting services you provide for third party web sites that are not licensed under this Agreement. You can deduct advertising agency commissions from your advertising revenue, but only up to 15% actually incurred to a third party advertising agency that you do not own or control. You can also deduct any bad debts that you write off during a reporting period which are related to any billings that you previously reported, but you must include any recoveries of bad debts that were previously written off.

B. “Music Page” means a Web Page which presents one or more icons or hyperlinks that may be clicked on to access performances of music or at which music is played upon loading the Web Page.

C. “Music Revenue” means all Gross Revenue generated in connection with the music on the Web Site, including, but not limited to: (a) music subscription fees; (b) in-stream advertising in programming containing music; and (c) banners or hotlinks on Music Pages. Additionally, if you, or someone acting on your behalf, sell(s) advertising availabilities on a run-of-site basis or offer(s) a subscription service with both music and non-music content, you will include a portion of such revenue as Music Revenue by dividing Music Page Impressions by Page Impressions and then multiplying the run-of-site or subscription service revenue by the result.

D. “Music Page Impression” means a transfer request for a single Music Page.

E. “Page Impression” means a transfer request for a single Web Page.

F. “New Media Territories List” shall mean the list of territories and performing right licensing organizations on the schedule posted in the weblicensing section of BMI’s web site (located at http://www.bmi.com/) and designated as such (a copy of which is attached hereto). Please note that BMI may add and delete territories and performing right organizations on this schedule at any time and without notice.

G. “Territory” means the U.S. Territory and those territories listed on the New Media Territories List.

H. “U.S. Territory” shall mean the United States, its commonwealths, territories, and possessions.

I. “Web Page” means a set of associated files transferred sequentially from the Web Site to, and rendered more or less simultaneously by, a browser. For purposes of this Agreement, ‘pop-up’ windows, proprietary media players, and/or ‘daughter’ windows with embedded media players that launch when accessing performances of music or upon loading the Web Page are considered part of the Web Page from which they were launched and not a separate Web Page.

J. “Web Site” shall mean your Internet domain comprising a series of interrelated Web Pages currently registered with a domain name registration service and located at the URL identified above. You may license additional Web Sites owned, operated and/or controlled by you by listing such additional sites on Exhibit A hereto, and may amend Exhibit A by written agreement signed by both parties. You must comply separately with all reporting requirements and pay separate license fees under this Agreement, including Annual Minimum License Fees, for each Web Site listed on Exhibit A. References to Web Site shall include those additional sites listed on Exhibit A.

3. GRANT OF RIGHTS:

A. BMI hereby grants you a non-exclusive license to perform publicly over the Internet within the Territory (subject to Paragraph 3(b) below) during the Term all musical works, the right to grant public performing right licenses of which BMI owns or controls during the Term. This Agreement includes only public performances of musical works by transmission over the Internet, and only where such transmissions are accessed from a Web Page on the Web Site; it does not cover any transmissions accessed from a Web Page on a third party web site. Public performances outside of the Territory may be subject to appropriate separate licensing. This Agreement does not include dramatic rights or the right to perform dramatico-musical works in whole or in substantial part. This Agreement also does not license public performances in any commercial establishments, including, but not limited to, where all or a portion of the music available on the Web Site is used as a commercial music service (as that term is customarily understood in the industry); such performances of BMI music shall be subject to appropriate separate licensing.

B. The territorial scope of the grant of rights with respect to any musical works which are affiliated with BMI through a non-U.S. performing right licensing organization not listed on the New Media Territories List is limited to public performances in the U.S. Territory. Public performances of such musical works outside of the U.S. Territory may be subject to appropriate separate licensing.

C. This license does not cover any transmission which is not part of the Web Site, and does not authorize you to grant to others (including, but not limited to, third party web sites, Online Services, cable television system operators and open video systems) any license or right to perform publicly or cause to be performed by any means, method or process whatsoever, any of the musical compositions licensed hereunder. In the event that all or a portion of the Web Site is made available from a third party web site or included on a tier of services by a third party for additional revenue, either independently or with other web sites, LICENSEE shall immediately notify BMI in writing. BMI and LICENSEE expressly agree that any such uses are not licensed under this Agreement and shall be subject to appropriate separate licensing.

D. This Agreement grants only public performing rights in musical works and does not grant any reproduction, distribution, or any other intellectual property right(s) in such musical works, or any digital performance, reproduction, distribution, or any other intellectual property right(s) in any sound recordings, to any person or entity, including those that may receive and/or download or otherwise store the transmission of the musical works licensed hereunder.

4. LICENSE FEES:

A. In consideration of the license granted in this Agreement, you will calculate and pay License Fees to BMI using either of the following License Fee Calculations at your option:

i.	Gross Revenue Calculation: License Fee = Gross Revenue × 1.75%

ii.	Music Revenue Calculation: License Fee = the greater of (a) Music Area Revenue × 2.5%; and, (b) (Music Page Impressions / 1,000) × $0.12

B. License Fees are due when you file your Statement(s) of Account.

5. ANNUAL MINIMUM LICENSE FEE:

A. An Annual Minimum License Fee is due upon signing the Agreement, and by January 30 (for customers filing annual Statements of Account) or April 30 (for customers filing quarterly Statements of Account) of each calendar year (or any part of a calendar year) of the Term thereafter. Annual Minimum License Fees paid for a calendar year of the Term are credited against any License Fees you may owe for that year. In the event that BMI does not receive the Annual Minimum License Fee by January 30 of any calendar year of the Agreement, BMI may, in addition to any other remedies it may have available to it, cancel this Agreement retroactive to the end of the last calendar year for which an Annual Minimum License Fee was received.

B. You may prorate the Annual Minimum License Fee due for the initial calendar year of the Agreement based on the number of months (or portion thereof) of the initial calendar year that will be covered under the Agreement (e.g., if the start date of your license is August 20, 2005, the Annual Minimum License Fee for 2005 would be $117.92 to cover the period from August through December, 2005).

C. The Annual Minimum License Fee for 2005 is $283.00. For each year of the Agreement after 2005, the Annual Minimum License Fee will be adjusted to reflect the percentage change in the United States Consumer Price Index (All Urban Consumers, All Items) between October of the preceding year and October of the next preceding year, rounded to the nearest dollar amount.

6. STATEMENT(S) OF ACCOUNT:

A. Upon signing the Agreement, you will complete the preliminary Statement of Account attached to this Agreement with a good faith estimate of what your calendar year Gross Revenue will be (rounded to the nearest dollar amount). You will use this estimate for the initial calendar year, or the actual Gross Revenue that you report in your Statement(s) of Account for the immediately preceding calendar year for subsequent years, and the chart below, to determine how often you need to report and pay license fees to BMI.

CALENDAR YEAR REVENUE	STATEMENTS OF ACCOUNT	PAYMENT
$15,000 or less	ANNUAL	MINIMUM
$15,001 -$50,000	ANNUAL	greater of MINIMUM and LICENSE FEE
$50,001 +	QUARTERLY	greater of MINIMUM and LICENSE FEE

B. Annual Statement(s) of Account, and any additional license fees based on such reports, are due on or before March 31 following the calendar year to which they apply (e.g., annual Statement of Account for 2005 will be due on or before March 31, 2005). BMI may assess Late Payment Charges (see Paragraph 8 below) if you fail to report and pay license fees on time.

C. Quarterly Statements of Account, and any additional license fees based on such reports, are due on or before the 30th day after the end of each calendar quarter (e.g., first quarter 2005 Statement of Account will be due on or before April 30, 2005; the second quarter’s, on or before July 30, 2005; the third quarter’s, on or before October 30, 2005; and the fourth quarter’s, on or before January 30, 2005). BMI may assess Late Payment Charges (see Paragraph 8 below) if you fail to report and pay license fees’ on time.

D. If, at any point during any calendar year of the Agreement, your actual calendar year Gross Revenue exceeds $50,000, you will file a quarterly Statement of Account on or before the 30th day after the end of the then current calendar quarter, and will continue to report and pay BMI quarterly as provided for above. BMI may assess Late Payment Charges (see Paragraph 8 below) if you fail to report and pay on a quarterly basis as soon as your actual calendar year Gross Revenue exceeds $50,000.

E. Each Statement of Account will be in a form designated by BMI, will be certified by you or your authorized representative, will identify actual Gross Revenue and/or Music Revenue (including Music Page Impressions and total Page Impressions for allocation purposes) generated in connection with the Web Site during the period covered in the Statement(s) of Account (e.g., previous calendar year or previous calendar quarter), and will be accompanied by payment of any additional license fees that may be due above the Annual Minimum License Fee already paid. You agree to make commercially reasonable efforts to use systems and/or software that BMI may develop to prepare and deliver your Statement(s) of Account electronically to BMI.

F. If BMI does not receive your Statement(s} of Account, BMI may bill you for estimated license fees on the basis of your previous Statement(s) of Account. Any payments received will be applied to your account pending receipt of your actual Statement of Account and any additional fees that may be due above the amount already paid. Overpayments will be credited to your account, and refunded to you only after you have submitted all reports and payments due and this Agreement is terminated.

7. AUDIT:

A. BMI has the right to require that you provide BMI with data or information sufficient to ascertain the License Fee due under this Agreement. BMI (and its duly authorized representatives) may, at BMI’s expense and during customary business hours, examine your books and records of account relating to any and all statements, accountings and reports required under this Agreement in order to verify their accuracy and/or determine the License Fee due for any unreported period. BMI will only conduct such an examination once (if at all) with respect to each year of the Term (or portion thereof), and will provide you with 30 days prior written notice before conducting such an examination.

B. In addition to any other remedy that BMI may have, in the event that BMI’s audit reveals that you have underpaid license fees to BMI, you shall immediately pay the amount owed.

If you underpaid BMI by 10% or more of your annual fees, BMI may assess Late Payment Charges on the amount owed from the date the license fees should have been reported to BMI.

8. LATE PAYMENT CHARGES: BMI may impose a late payment charge of one and one-half percent (1 1/2%) per month from the date payment was due on any payment that is received by BMI more than ten (10) days after the due date.

9. MUSIC USE REPORTS: BMI will request detailed music use reports identifying all of the musical works on your web site during the reporting period. Your reports will be sent to BMI electronically (either by e-mail or uploaded through BMI’s web site, as designated by BMI), and will, at a minimum, include the nature of the use (e.g., in radio-style programming, as on-demand transmissions (full-length or clips), in an audio-visual program, etc.), and the title of each song, the featured artist that recorded the song and/or the songwriter(s) or composer(s) that wrote the song, and the number of times the song was performed. If your report includes on-demand uses, you will also include any amount that may have been charged to the consumer to receive, and where reasonably available, the country where the consumer received, the transmission. If your report includes audiovisual uses, you will include the title of each audiovisual work, and the primary author, director, and principle actor(s). If your report includes different types of uses (e.g., radio style programming and music videos), you will provide BMI with traffic and/or usage information so that BMI can allocate the portion of your revenue attributable to each type of use. If you provide any more detailed information in a report to any other person or company that licenses you to use music, you will provide BMI with a copy of that report.

10. INDEMNIFICATION: So long as you are not in default or arrears in payment under this Agreement, BMI shall indemnify, save and hold harmless and defend you and your officers and employees from and against any and all claims, demands and suits alleging copyright infringement that may be made or brought against them or any of them with respect to the public performance within the Territory of any musical works licensed hereunder. BMI’s obligations under this paragraph, however, are limited to those claims, demands or suits that are made or brought within the U.S. Territory under U.S. Copyright Law, and only with respect to those works that are BMI-affiliated works at the time you performed them. This indemnity also shall not apply to transmissions of any musical work by you after written request from BMI that you refrain from performance of such work. You agree to give BMI immediate notice of any such claim, demand, or suit, to deliver to BMI any papers pertaining thereto, and to cooperate with BMI with respect thereto, and BMI shall have full charge of the defense of any such claim, demand, or suit; provided, however, that LICENSEE may retain counsel on its behalf and at its own expense and participate in the defense of such claim, demand or suit.

11. WARRANTY; RESERVATION OF RIGHTS:

This Agreement is experimental in nature. You recognize that the license granted herein may cover certain transmissions originating from and/or received in certain territories outside of the U.S. Territory pursuant to experimental agreements with certain non-U.S. performing rights licensing organizations around the world, and that this Agreement may be broader in geographical scope than BMI’s previous Internet licenses. Notwithstanding, BMI is offering this Agreement at the same rate as its previous Internet license on an experimental and non-

prejudicial basis for the sole purpose of evaluating such international licensing initiatives. Nothing contained in this Agreement is intended to reflect BMI’s position with respect to the reasonable value of the license granted herein; BMI hereby expressly reserves its right to re-evaluate the appropriateness of the fees and terms herein, including, but not limited to, the reasonable value of a license that covers transmissions beyond the U.S. Territory, for periods following the Term.

12. BREACH OR DEFAULT: BMI has the right to cancel this Agreement, effective as of the date of BMI’s Notice to you, if you don’t cure the breach within 30 days after receiving Notice from BMI. This right to cancel is in addition to any other remedies BMI may have, and no waiver by BMI of full performance of this Agreement in any one or more instances shall be a waiver of the right to require full and complete performance of this Agreement for the remainder of the Term.

13. TERMINATING THE AGREEMENT:

A. You can request to terminate the Agreement at the end of December of 2007, or at the end of December of any year after 2007, by notifying BMI in writing at least sixty days before the requested date of termination. Additionally, if you permanently discontinue your use of music on the Web Site (as opposed to temporarily disabling the Web Site and/or the music on the Web Site), you can request to terminate this Agreement at any time during the Term by notifying BMI in writing at least sixty days before the requested date of termination. You are required to submit all reports and payments to BMI before the Agreement will be terminated.

B. BMI may terminate this Agreement at the end of December of any year after 2007, by notifying you in writing at least sixty days before the effective date of termination. Additionally, if BMI terminates its agreements with all other customers in your class and category, BMI can terminate this Agreement at anytime during the Term by notifying you in writing at least sixty days before the effective date of termination.

14. ARBITRATION: All disputes of any kind, nature or description arising in connection with the terms and conditions of this Agreement (except for matters within the jurisdiction of the BMI rate court) shall be submitted to arbitration in the City, County, and State of New York under the then prevailing rules of the American Arbitration Association by an arbitrator or arbitrators to be selected as follows: Each of the parties shall, by written notice to the other, have the right to appoint one arbitrator. If, within ten (10) days following the giving of such notice by one party the other shall not, by written notice, appoint another arbitrator, the first arbitrator shall be the sole arbitrator. If two arbitrators are so appointed, they shall appoint a third arbitrator. If ten (10) days elapse after the appointment of the second arbitrator and the two arbitrators are unable to agree upon the third arbitrator, then either party may, in writing, request the American Arbitration Association to appoint the third arbitrator. The award made in the arbitration shall be binding and conclusive on the parties and judgment may be, but need not be, entered in any court having jurisdiction. Such award shall include the fixing of costs, expenses, and attorneys’ fees of arbitration, which shall be borne by the unsuccessful party.

15. WITHDRAWAL OF WORKS: BMI reserves the right at its discretion to withdraw from the license granted by this Agreement any musical work as to which legal action has been instituted or a claim made that BMI does not have the right to license the performing rights in such work or that such work infringes another composition.

16. NOTICE: All notices and other communications under this Agreement will be in writing; report requests and other correspondence between the parties relating to reporting under the Agreement can be sent electronically. Printed notices and other communications are deemed given upon mailing when sent by ordinary first-class U.S. mail to the party intended, at its mailing address as stated (or any other address that a party may designate in writing). Electronic report requests and other correspondence relating to reporting under the Agreement are deemed given upon sending when sent by electronic mail to the address designated in the attached profile (or any other address that a party may designate in writing).

17. ASSIGNMENT: This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns, but no assignment shall relieve the parties hereto of their respective obligations hereunder.

18. MISCELLANEOUS:

A. Reports and/or payments that are due on a weekend day (or a nationally recognized holiday on which the U.S. Postal Service is not providing service) and received by BMI before the close of business on the next business day following the weekend day or holiday, will not be considered late under the Agreement.

B. BMI will, upon reasonable written request, advise you whether particular musical works are available for performance as part of BMI’s repertoire. You will provide BMI with the title and the writer/composer of each musical composition requested to be identified.

C. BMI will make reasonable efforts to be exempted or excused from paying state or local taxes on the License Fees received pursuant to this Agreement. In the event that BMI is not excused from paying such taxes, however, and BMI is permitted by law to pass through such tax to you, you will pay BMI the full amount of such tax when you submit your License Fee payment(s) to BMI.

D. BMI treats the financial, web site traffic, and music usage information that you provide under this Agreement (or that BMI obtains through an audit) as confidential. Your information is made available to BMI agents and employees who need to know such information in order to administer this Agreement. Information is also made available to BMI-represented songwriters, composers, music publishers, as well as foreign rights organizations, but only to show the royalties generated from your use of their works (i.e., song X was played Y times and earned $Z in royalties). BMI will not otherwise disclose your financial, web site traffic, or music usage information unless required to do so by law or legal process. BMI may, however, use the information in your music use reports and the music use reports from other customers to compile aggregate market data, and may disclose such aggregate market data publicly so long as BMI does not specifically identify your information as coming from you.

E. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof. This Agreement cannot be waived, added to or modified orally and no waiver, addition or modification shall be valid unless in writing and signed, by the parties. This Agreement, its validity, construction, and effect, shall be governed by the laws of the State of New York. The fact that any provisions herein are found by a court of competent jurisdiction to be void or unenforceable shall not affect the validity or enforceability of any other provisions.

BROADCAST MUSIC INC.			PLEASE COMPLETE ALL OF THE FOLLOWING:

By:	/s/ Richard Conlon		LICENSEE’s main offices are located in the U.S. Territory
	(Signature)		Yes X No
	Richard Conlon		The majority of LICENSEE’s employees are located in the U.S. Territory
	(Print Name of signer)		Yes X No
	Vice President		LICENSEE’s annual accounts are audited in the U.S. Territory
	(Title of Signer)		Yes X No

SAVAGE BEAST TECHNOLOGIES, INC.
Please return signed agreement together with minimum fee to:			(LICENSEE)
		By:	/s/ Joe Kennedy
(Signature)
	BMI		Joe Kennedy
	320 West 57th Street		(Print Name of signer)
	New York, NY 10019		Chief Executive Officer
	ATTN: Web Site Licensing		(Title of Signer)

BMI®		INTERNET -05
http://www.bmi.com	WEB SITE
MUSIC PERFORMANCE AGREEMENT

WEB SITE PROFILE

Please complete and return with your signed agreements

so we can service your account properly

Site URL:	http://www.pandora.com

Site Name:	Pandora.com

Corporate Name:	Savage Beast Technologies, Inc.

Corporate Contact:	Jessica Stoner	Title:	VP, Business Development

Corporate Address:	360 22nd St. Suite 390, Oakland CA 94612

Telephone: (510) 451-4100 × 28		Fax:	(510) 451-4286

E-Mail: bmi-info@pandora.com

Financial Contact: If different from above	Title:

Billing Address: If different from above

Telephone:	Fax:

E-Mail:

Music Use Reports Contact: If different from above	Tom Conrad	Title:	Chief Technical Officer

Telephone:	(510) 451-4100 × 38	Fax:	(510) 451-4286

E-Mail:	bmi-info@pandora.com

Questions? Please visit our web site at

http://www.bmi.com